Exhibit 10.4

EXECUTION COPY

TINDER, INC.

RESTATED 2014 EQUITY INCENTIVE PLAN

RESTATED STOCK OPTION AGREEMENT

RECITALS:

1.              Pursuant to an Option Award Agreement dated April 22, 2013 (the “2013  Option Agreement”), Tinder, Inc. (the “Company”) granted to the participant designated on the signature page hereto (the “Participant”) certain Options under the Tinder, Inc. 2013 Incentive Plan (the “2013 Plan”).

2.              On July 25, 2014, the Company effected a 1,000-for-I stock split with respect to the shares of the common stock of the Company, and the number of Shares underlying the Options, and the exercise prices of the Options, were adjusted accordingly.

3.              On July 28, 2014, the Company adopted (i) the Restated 2014 Equity Incentive Plan (the “Plan”), the terms and conditions of which are intended to supersede the 2013 Plan in its entirety and (ii) the Tinder, Inc. 2014 Equity Settlement Plan (the “Settlement Plan”).

4.              The Company and Participant have agreed to amend and restate the terms of the 2013 Option Agreement in its entirety with this Restated Stock Option Agreement (this “Option Agreement”).

5.              In connection with the foregoing, Participant has agreed to forfeit certain Options granted pursuant to the 2013 Option Agreement.

6.              Capitalized terms used but not otherwise defined in this Option Agreement shall have the meanings ascribed thereto in the Plan or the Settlement Plan, as the case may be.

NOW THEREFORE, in consideration for the foregoing and the mutual promises and covenants made herein, and the mutual benefits to be derived herefrom, the parties to this Option Agreement agree as follows:

1.                                          Option Grant: Forfeiture. On April 22, 2013, Participant was granted Options to purchase the number of Shares, at the exercise price per Share (the “Exercise Price”), set forth in the first two columns of the table below. The Options were subsequently adjusted for a stock split related to the Shares (as noted in the third and fourth columns of the table below). Participant hereby agrees to forfeit the Options noted in the columns under the heading “Forfeited Options” below:

Options Originally Granted on April 22, 2013		Options As Adjusted for 1000-for-1 Stock Split		Forfeited Options		Post-Forfeiture and Post-Stock Split Options
Number of Shares	Exercise Price Per Share	Number of Shares	Exercise Price Per Share	Number of Shares	Exercise Price Per Share	Number of Shares	Exercise Price Per Share

953.50	$1,000	953,500.00	$1.00	329,746.46	$1.00	623,753.54	$1.00
203.50	$5,000	203,500.00	$5.00	70,375.88	$5.00	133,124.12	$5.00
203.50	$10,000	203,500.00	$10.00	70,375.88	$10.00	133,124.12	$10.00
203.50	$15,000	203,500.00	$15.00	70,375.88	$15.00	133,124.12	$15.00
203.50	$20,000	203,500.00	$20.00	70,375.88	$20.00	133,124.12	$20.00

The Options held by Participant (after giving effect to the forfeiture contemplated by this Section 1) shall be subject to the terms and conditions of this Option Agreement and the Plan, which is incorporated herein by reference. In the event of a conflict between the terms and conditions of this Option Agreement and the Plan, the terms and conditions of this Option Agreement shall prevail.

2.                                                Vesting.

(a)                            General. The Company and Participant agree that as of the date of this Option Agreement, that portion of the Options identified in the table below (in the columns under the heading “Vested Options”) are vested. The remaining portion of the Options (identified in the table below in the columns under the heading “Unvested Options”) shall vest in eight equal installments commencing on November 1, 2014, and on each subsequent six-month anniversary thereof (with the final vesting date scheduled to occur on May 1, 2018), subject to Participant continuing to be a Service Provider through the applicable date.

Retained Options		Vested Options		Unvested Options
Number of Shares	Exercise Price Per Share	Number of Shares	Exercise Price Per Share	Number of Shares	Exercise Price Per Share

623,753.54	$1.00	269,731.26	$1.00	354,022.28	$1.00
133,124.12	$5.00	57,567.19	$5.00	75,556.93	$5.00
133,124.12	$10.00	57,567.19	$10.00	75,556.93	$10.00
133,124.12	$15.00	57,567.19	$15.00	75,556.93	$15.00
133,124.12	$20.00	57,567.19	$20.00	75,556.93	$20.00

(b)                            Termination as a Service Provider.

(i)                                                   Except as set forth in (ii) below and Section 2(c) below, if Participant ceases to be a Service Provider, any unvested Options shall immediately be forfeited by Participant without consideration and be cancelled.

(ii)                                                If Participant ceases to be a Service Provider by virtue of a termination by the Company without Cause (as defined in clause (ii)(1) below) or by the Participant for Good Reason (as defined in clause (ii)(2) below), then an additional number of Shares underlying each Option equal to the Additional Vesting Shares will accelerate and vest as of the date of such termination; provided, the Company may, as a condition to any such acceleration, require Participant to execute a release agreement in the form of Exhibit F.

(1)                             For purposes of this Option Agreement, “Cause” shall mean (A) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Participant; (B) a material breach by Participant of a fiduciary duty owed to the Company; (C) a material breach by Participant of any confidentiality or non-solicitation covenant contained in (x) the Employee Confidentiality and Intellectual Property Agreement between Participant and Hatch Labs and (y) the At-Will, Confidentiality and Inventions Agreement between Participant and the Company (it being understood, in the case of the confidentiality obligations, that disclosures made in connection with Participant’s duties as a Service Provider shall not be deemed breaches); (D) the continued willful or gross neglect by Participant of his material duties to the Company, including insubordination with respect to direction given by the Board or one or more of its members, and material violation of policies by which Participant is bound (and which have been disseminated to Participant in advance) pertaining to ethics, wrongdoing or conflicts of interest; provided, that in the case of conduct described in clauses (A) through (D) above which is capable of being cured or remedied, Participant shall have failed to cure or remedy such conduct within ten (10) days after the Participant was provided written notice from the Board describing the conduct and indicating that it intends to terminate Participant with Cause if such conduct is not so cured or remedied.

(2)                             For purposes of this Option Agreement, “Good Reason” shall mean the occurrence of any of the following without Participant’s prior written consent: (A) (i) the reduction in Participant’s duties or level of job responsibilities below such level as would be consistent with a chief product officer of the Company, excluding for this purpose any such reduction that is an isolated and inadvertent action not taken in bad faith (it being understood that the appointment of a chief executive officer (or similar title) to whom Participant may report shall not in and of itself constitute “Good Reason”), or (ii) the reduction in Participant’s title below “Co-Founder and Chief Product Officer”; (B) the failure of Participant to be elected to the Board, or removal of Participant from the Board; (B) any material reduction in Participant’s base salary; or (C) the relocation of Participant’s principal place of employment to a location that is more than 30 miles from Participant’s location of employment as of the date of this Option Agreement; provided that in no event shall Executive’s resignation be for “Good Reason” unless (x) an event or circumstance constituting “Good Reason” shall have occurred and Participant provides the Company with written notice thereof within thirty (30) days after Participant has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Participant believes constitutes Good Reason (it being understood that such 30-day time requirement shall not be applicable in the case of clause (A)(i) above), (y) the Company fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and (z) Participant resigns within ninety (90) days after the date of delivery of the notice referred to in clause (x) above,

(3)                             For purposes of this Option Agreement, “Additional Vesting Shares” shall mean the sum of (i) the number of additional Shares that would have vested under each Option if Participant were a Service Provider on the Six Month Anniversary Date plus (ii) a number of additional Shares under each Option equal to a fraction, the numerator of which is the number of days between (A) the next vesting date that would have occurred following such termination by the Company without Cause or by the Participant for Good Reason and (B) the Six Month Anniversary Date, and the denominator of which is 180 days, such sum rounded to the nearest whole Share.

(4)                             For purposes of this Option Agreement, “Six Month Anniversary Date” shall mean the date that is the six month anniversary of the date of the termination by the Company without Cause or Participant’s termination for Good Reason.

(c)                             Change of Control. Notwithstanding anything else in this Option Agreement to the contrary, Options held by Participant and any permitted transferees of Participant will accelerate and vest in full (i) upon consummation of (A) a Change of Control or (B) an IAC Acquisition and (ii) if Participant is terminated by the Company without Cause or terminates his employment for Good Reason within 45 days prior to (A) Board approval of an agreement, the consummation of which would result in an IAC Acquisition or (B) the entering into by the Company of a definitive agreement, the consummation of which would result in a Change of Control.

3.                                                Exercise of Options.

(a)                                 Settlement Plan. Except as provided in Section 10, for so long as the Settlement Plan is in effect pursuant to its terms, matters relating to the exercise, transfer and settlement of the Options, and any other matters governed by the Settlement Plan, shall be controlled by the Settlement Plan, a copy of which is attached hereto as Exhibit C. Participant is an express third party beneficiary of the Settlement Plan as a “Plan Beneficiary” (as each such term is defined in the Settlement Plan). For avoidance of doubt, the provisions of Sections 3(c), 4, 5, 6, 7 and 12(a) of this Option Agreement shall not be operative while the Settlement Plan is in effect pursuant to its terms.

(b)                                 Right to Exercise. The Options shall be exercisable during their term in accordance with the Vesting Schedule set out in Section 2 above and with the applicable provisions of the Plan and this Option Agreement (but only to the extent permissible under the Settlement Plan (and Section 10 hereof) while the Settlement Plan is in effect).

(c)                                  Method of Exercise. The Options shall be exercisable by delivery of an exercise notice in the form attached as Exhibit A (the “Exercise Notice”) or in a manner and pursuant to such procedures as the Administrator may determine, which shall state the election to exercise the Option(s), the number of Shares with respect to which the Option(s) is (are) being exercised (the “Exercises Shares”), and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares, together with any applicable tax withholding. An Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price, together with any applicable tax withholding.

No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise comply with Applicable Laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Participant on the date on which the Option is exercised with respect to such Shares.

4.                                      Participant’s Representations. In the event the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), at the time an Option is exercised, Participant shall, if required by the Company, concurrently with the exercise of all or any portion of an Option, deliver to the Company his or her Investment Representation Statement in the form attached hereto as Exhibit B.

5.                                                Stockholder Arrangements. In the event the Common Stock is not registered under the Exchange Act at the time an Option is exercised, Participant shall, if requested by Company, concurrently with the exercise of all or any portion of an Option, enter into a customary (in the Company’s judgment) arrangement for privately held companies providing for a right of first refusal in favor of the Company and other major stockholders in connection with a transfer of the Shares by Participant, subject to customary exceptions.

6.                                                Market Standoff. Participant hereby agrees that Participant shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any Common Stock (or other securities) of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Stock (or other securities) of the Company held by Participant (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred and eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act (or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions.

Participant agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, Participant shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 5 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred and eighty (180) day (or other) period. Participant agrees that any transferee of any Option or shares acquired pursuant to any Option shall be bound by this Section 5.

7.                                            Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Participant:

(a)                                 cash;

(b)                                 check; or

(c)                                  such other manner as may be permitted under the Plan and permitted by the Administrator in its sole discretion.

8.                                                Restrictions on Exercise. The Options may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any Applicable Law; provided the Company shall use all reasonable efforts to remove such impediment.

9.                                                Non-Transferability of Option.

(a)                            The Options may not be transferred in any manner otherwise than as provided in the Plan or the Settlement Plan. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and permitted assigns of Participant.

(b)                            Further, until the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or after the Administrator determines that it is, will, or may no longer be relying upon the exemption from registration of Options under the Exchange Act as set forth in Rule 12h-I(f) promulgated under the Exchange Act (the “Reliance End Date”), Participant shall not transfer the Options or, prior to exercise, the Shares subject to the Options, in any manner other than (i) to persons who are “family members” (as defined in Rule 701(c)(3) of the Securities Act) through gifts or domestic relations orders, or (ii) to an executor or guardian of Participant upon the death or disability of Participant. Until the Reliance End Date, the Options and, prior to exercise, the Shares subject to this Option, may not be pledged, hypothecated or otherwise transferred or disposed of, including by entering into any short position, any “put equivalent position” or any “call equivalent position” (as defined in Rule 16a-1(h) and Rule 16a-1(b) of the Exchange Act, respectively), other than as permitted in clauses (i) and (ii) of this paragraph.

10.                                         Supplemental Provisions Related to the Settlement Plan. The terms of the Settlement Plan shall be supplemented by the provisions of this Section 10, and shall remain applicable with respect to Participant for so long as the Settlement Plan remains in effect.

(a)                            Additional Exercise Rights. Notwithstanding the provisions of Settlement Plan, vested Options shall also be exercisable by Participant (and Shares resulting from a permitted exercise shall, as applicable, be sold by Participant):

(i)                                                   in connection with a Founder Departure Put (as such term is defined in Section 10(b) below),

(ii)                                                on a Cashless Exercise basis or on a cash basis (i.e., with payment of the exercise price in cash, but withholding a sufficient number of shares to cover required withholding taxes), in either case effective immediately prior to the expiration of the Options; provided, that for so long as the Settlement Plan remains in effect, the provisions of the Settlement Plan and this Section 10 shall apply to the Shares received upon exercise of the Options mutatis mutandis (e.g., such Shares shall be subject to the associated put rights and obligations, transfer restrictions, shall be entitled to the appropriate “Put Price” in settlement rather than the Option Spread, etc.); provided further, that if, prior to a Public Offering, Participant fails to exercise this Option prior to its expiration, this Option will be deemed exercised by Participant by means of a Cashless Exercise as of immediately prior to the expiration of such Option with a forfeited Share having a value equal to the Public Company Trading Price determined in good faith by the Board.

(iii)                                                  in connection with a sale of the Shares received upon exercise of the Options to a Third Party investor in a transaction arranged by the Company or IAC as more fully described on Exhibit D hereto.

(iv)                                                 in connection with a sale of the Shares received upon exercise of the Options taking place in connection with a sale by IAC or its affiliates, in one or a series of related transactions, of more than 1,000,000 Shares (or securities convertible into more than 1,000,000 Shares, in each case, as equitably adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, reorganizations and similar events), as provided in Exhibit E:  provided that this clause (a)(iv) shall not be applicable if IAC’s fully diluted ownership of the Company (on an as-converted to Shares basis and assuming for these purposes all outstanding options and warrants to acquire capital stock, whether or not vested, are fully exercised for cash) after giving effect to such sale of Shares is equal to or greater than 60% (a “Co-Sale Transaction”).

(b)                                      Founder Departure Put Right.                                  In the event of a termination of Participant’s service with the Company as a Service Provider by the Company without Cause or by Participant for Good Reason prior to November 15, 2015, Participant shall be entitled (by providing written notice to the Company) to cause the Company to initiate a Discretionary Put with a Discretionary Put Date on or promptly following November 15, 2015 (a “Founder Departure Put”), which such Discretionary Put shall involve a Qualifying Valuation Process with two Qualified Banks (with the possibility of a third if the conditions are met) as provided in the Settlement Plan. Participant shall be obligated to exercise all vested Options in connection with Founder Departure Put initiated hereunder, which such Options shall be settled in accordance with the terms of the Settlement Plan. The Company shall initiate the Qualifying Valuation Process for a Founder Departure Put following receipt of the aforementioned written notice from Participant so as to cause the determination of the Put Price on, or as soon as practicable following, November 15, 2015.

(c)                                       Option Exercise Following Termination of Employment. Notwithstanding the provisions of the Settlement Plan:

(i)                                                   Termination without Cause/Resignation for Good Reason. Upon termination of Participant’s service with the Company as a Service provider by the Company without Cause or by Participant for Good Reason, vested Options held by Participant will remain outstanding and Participant may hold Shares until the consummation of the earliest to occur of (1) the Founder Departure Put; (2) the earliest Scheduled Put which is scheduled to occur (including after giving effect to any acceleration pursuant to Section 3 of the Settlement Plan) at least 18 months following such termination; (3) the last Scheduled Put; (4) the first Discretionary Put initiated by the Company with a Discretionary Put Date at least 24 months following such termination involving two Qualified Banks (with the possibility of a third if the conditions are met); (5) a Discretionary Put initiated pursuant to Section 10(g); and (6) any other Qualifying Put under the Settlement Plan in which Participant elects to participate, at which time (in the case of (1) through (6)) any remaining vested Options held by Participant shall be exercised and settled and all Shares sold in accordance with the Settlement Plan.

(ii)                                                Termination with Cause/Voluntary Resignation. Upon termination of Participant’s service with the Company as a Service Provider by the Company for Cause or voluntarily by Participant without Good Reason, vested Options held by Participant will remain outstanding until the consummation of the earlier to occur of (1) the next Scheduled Put, (2) the first Discretionary Put initiated by the Company involving two Qualified Banks (with the possibility of a third if the conditions are met), so long as such Discretionary Put has a Discretionary Put Date within 12 months following the termination of Participant’s service and such Discretionary Put Date is not within six months of a Scheduled Put Date, and (3) the first Discretionary Put initiated by the Company with a Discretionary Put Date at least 24 months following such termination involving two Qualified Banks (with the possibility of a third if the conditions are met), at which time in each case any remaining vested Options held by Participant shall be exercised and settled and all Shares sold in accordance with the Settlement Plan (including, as may be applicable, Section 10(a)(ii) hereof); provided, any Discretionary Put contemplated by this clause (c)(ii) shall be subject to the provisions of Sections 10(d) and 10(e);

(d)                                      Rights Associated with a Qualifying Valuation Process. For so long as Participant holds vested Options issued under the Plan (or Shares obtained in connection with a permitted exercise thereof), with respect to any Qualifying Valuation Process undertaken pursuant to the Settlement Plan in connection with (1) any Scheduled Put, (2) any Discretionary Put undertaken with respect to an IAC Acquisition, (3) any Founder Departure Put, or (4) any Discretionary Put in which Participant is required to exercise and settle his Options or Shares (other than a Discretionary Put described in Section 10(e)(ii)):

(i)                                                        The Qualifying Valuation Process shall involve two Qualified Banks (with the possibility of a third if the conditions are met) and Participant shall have the right to approve the identity of any Qualified Bank selected by the Company, such right to be reasonably exercised. Participant acknowledges that IAC shall also have the right to approve the identity of any Qualified Bank, such right to be reasonably exercised. Not withstanding anything to the contrary in the Settlement Plan, “Qualified Bank” shall mean a U.S.-based investment bank that was one of the top five lead managers of initial public offerings on a U.S. national securities exchange in terms of aggregate offering amount in any of the three calendar years immediately preceding the initiation of the applicable Qualifying Put for which the Qualified Bank is being engaged, as published by IPOvitalsigns.com or, if not available, Bloomberg Finance L.P..

(ii)                                                     Participant shall have the right, in addition to IAC, to initiate a Third Banker Process if the other conditions to the initiation of a Third Banker Process exist, by providing written notice to the Company and IAC of the initiation of a Third Banker Process.

(iii)                                                  Participant shall have the same rights as IAC under the second paragraph of Section 2 “Determination of Public Company Trading Price” of Schedule A of the Settlement Plan as if Participant were included in such paragraph, and shall have access to the third Qualified Bank if the Third Banker Process is inititated. In addition, the Company shall make available to Participant on a timely basis such information (referenced in such second paragraph) as is provided to the Qualified Banks, as well as reasonable access to management of the Company to discuss such information.

(e)                                       Discretionary Put Following termination with Cause/Voluntary Resignation. In the event the Company initiates a Discretionary Put following a termination of Participant’s service with the Company as a Service Provider by the Company for Cause or voluntarily by Participant without Good Reason (as contemplated by clause (c)(ii) of this Section 10):

(i)                                                   The Put Price shall be determined pursuant to a Qualifying Valuation Process under the Settlement Plan (and Section 10(d) hereof), but Participant shall bear one-half of the expenses associated with the Company’s engagement of the Qualifying Banks, up to a maximum cost to Participant of $500,000; and

(ii)                                                In the event the termination occurs prior to May 1, 2015, the Put Price in any Discretionary Put initiated pursuant to Section 10(c)(ii)(2) will be the Public Company Trading Price but may be determined by IAC in its good faith discretion, rather than by Qualified Banks, if IAC so elects; provided IAC shall provide notice to Participant of its intention to exercise this right within sixty (60) days of such termination and promptly completes the Discretionary Put.

(f)                              Amendments. Notwithstanding anything to the contrary, no amendment to, or waiver of, any provision of the Settlement Plan shall be binding on Participant unless such amendment or waiver is approved by Participant. For avoidance of doubt, the parties agree that notwithstanding anything in the Settlement Plan to the contrary, if Participant is not the Largest Holder under the Settlement Plan, no amendment or waiver of any provision of the Settlement Plan or any other action taken by the Largest Holder shall be binding on Participant unless Participant expressly agrees in writing to such specific amendment, waiver or other action. The rights and obligations of Participant hereunder and under the Settlement Plan shall apply to Participant’s permitted transferees, so long as they are exercised by Participant personally during his lifetime.

(g)                             Competitive Activities: Breach of Release. Participant acknowledges that should he (i) engage in a Competing Business (as defined below) or (ii) breach any material term of the release agreement executed in connection with Participant’s termination as a Service Provider, in each case following termination as a Service Provider, the Company shall have the right to commence a Discretionary Put and Participant may be required to exercise and settle his Option and sell Shares in connection therewith (notwithstanding any limitation contained in Section 10(c)(i)(4)). In the event the Company initiates a Discretionary Put pursuant to this Section 10(g), Participant shall bear one-half of the expenses associated with the Company’s engagement of the Qualifying Banks, up to a maximum cost to Participant of $500,000. For purposes of this Section 10(g), a “Competing Business” means a business engaged in providing products or services that would reasonably be considered by consumers to substitutes or alternatives to the products or services provided by the Company at such time. Participant shall be considered to be “engaged in a Competing Business” if Participant is an employee, principal, officer, director, independent contractor, advisor, consultant, equity holder or lender of or to an entity that is engaged in a Competing Business; provided, however, that Participant shall not be deemed to be engaged in a Competing Business as a result of (i) any activity for or on behalf of the Company, IAC or any of its Affiliates; (ii) passive ownership of less than 5% of the outstanding capital stock of any entity so long as Employee is not otherwise affiliated with such entity; or (iii) any activity for an entity engaged in a Competing Business provided that (x) Participant is not actively involved in the aspect of the business engaged in the Competing Business and (y) the revenues from the Competing Business in which such other entity is engaged do not constitute more than 20% of the consolidated revenues of such entity. The Company shall provide written notice to Participant if it wishes to initiate a Discretionary Put pursuant to this Section I 0(g) on the basis of Participant being engaged in a Competing Business. If Participant reasonably and in good faith believed that he was not engaged in a Competing Business and ceases to be engaged in such Competing Business within 30 days of receipt of such notice from the Company, the Company shall not be permitted initiate a Discretionary Put pursuant to this Section 10(g) as it relates to such activity (but for avoidance of doubt shall not be otherwise foreclosed from exercising its rights pursuant to this Section 10(g) as a result of other facts or circumstances).

(h)                                 Rights in Connection with a Third Party Sale or a Co-Sale Transaction. In connection with a Third Party Sale (as defined in Exhibit D), Participant shall have the rights provided in Exhibit D. In connection with a Co-Sale Transaction, Participant shall have the rights provided in Exhibit E.

(i)                                     Certain Rights. In connection with Participant’s role as a Service Provider, the Company acknowledges that Participant shall be a beneficiary of Article IX of the Company’s Amended and Restated Certificate of Incorporation.

(j)                                    Acceleration of Put Dates. Participant shall have the right to accelerate the first Scheduled Put Date pursuant to Section 3 of the Settlement Plan if the conditions contained therein have been satisfied (and subject to the restrictions contained therein), notwithstanding the fact that Participant may not be the holder of the the largest number of vested Options outstanding at such time.

(k)                                 Compliance with Obligations. For so long as IAC controls the Company, IAC will cause the Company to comply with its obligations hereunder and under the Settlement Plan.

11.                                    Term/Expiration Date. The Options may be exercised only in accordance with the Plan, the Settlement Plan and the terms of this Option Agreement. In no event may the Options be exercised after April 30, 2019 (the “Expiration Date”). The Options may be subject to earlier termination as provided in Section 13 of the Plan; provided, however, that in in connection with an IAC Acquisition the Options shall be treated as contemplated in the Settlement Plan, if then in effect.

12.                                    Tax Obligations.

(a)                                 Tax Withholding. Except in the case of a Cashless Exercise, Participant agrees to make appropriate arrangements with the Company (or the Parent or Subsidiary employing or retaining Participant) for the satisfaction of all Federal, state, local and foreign income and employment tax withholding requirements applicable to any Option exercise. Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver the Shares if such withholding amounts are not delivered at the time of exercise.

(b)                                 Code Section 409A.

(i)                                                        The Options are intended to be exempt from the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent. To the extent that the Options, or the settlement or deferral thereof, are subject to Code Section 409A, the Options will be paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. The Administrator shall have the authority to make such modifications or adjustments to the Options or the terms of this Agreement only to the extent necessary to effectuate the foregoing and in doing so, will endeavor to minimize any adverse economic impact to the Plan Beneficiaries to the maximum extent practicable.

(ii)                                                     Participant acknowledges that under Code Section 409A, an Option that is granted with a per Share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the Fair Market Value of a Share on the date of grant (a “discount option”) may be considered “deferred compensation.” An Option that is a “discount option” may result in (i) income recognition by Participant prior to the exercise of the Option, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges. The “discount option” may also result in additional state income, penalty and interest tax to the Participant. Notwithstanding clause (i) of this Section 11(b), Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of an Option equals or exceeds the Fair Market Value of a Share on the date of grant in a later examination. Participant agrees that if the IRS determines that an Option was granted with a per Share exercise price that was less than the Fair Market Value of a Share on the date of grant, Participant shall be solely responsible for Participant’s costs related to such a determination.

13.                                         Entire Agreement. The Plan and the Settlement Plan are incorporated herein by reference. The Plan, the Settlement Plan and this Option Agreement, together with the Funding and Governance Agreement among IAC, the Company and Participant, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof (including the Tinder 2013 Plan and the 2013 Option Agreement), and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant.

14.                                         Governing Law. This Option Agreement is governed by the internal laws of the State of Delaware, without regard to any conflict of laws provision that would require the application of the law of any other jurisdiction.

15.                                         No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF OPTIONS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT), AND AS OTHERWISE PROVIDED HEREIN, AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Options subject to all of the terms and provisions thereof. Participant has reviewed the Plan and the Options in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Options. Participant hereby agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	TINDER, INC.

/s/ Sean Rad	/s/ Gregg Winiarski
Signature	By

SEAN RAD	GREGG WINIARSKI
Print Name	Print Name

VP
Title

Residence Address

IAC

/s/ Gregg Winiarski
By

GREGG WINIARSKI
Print Name

EVP & General Counsel
Title

[SIGNATURE PAGE TO RESTATED OPTION AGREEMENT]

EXHIBIT A

RESTATED 2014 EQUITY INCENTIVE PLAN

EXERCISE NOTICE

Tinder, Inc.

[Address]

Attention: [Title]

1.                                      Exercise of Option. Effective as of today,                              ,            , the undersigned (“Participant”) hereby elects to exercise Participant’s option (the “Option”) to purchase                             shares of the Common Stock (the “Shares”) of Tinder, Inc. (the “Company”) under and pursuant to the Restated 2014 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement dated                          ,              (the “Option Agreement”).

2.                                      Delivery of Payment. Participant herewith delivers to the Company the full purchase price of the Shares, as set forth in the Option Agreement, and any and all withholding taxes due in connection with the exercise of the Option.

3.                                      Representations of Participant. Participant acknowledges that Participant has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4.                                      Rights as Stockholder. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Common Stock subject to an Award, notwithstanding the exercise of the Option. The Shares shall be issued to Participant as soon as practicable after the Option is exercised in accordance with the Option Agreement. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance except as provided in Section 13 of the Plan.

5.                                      Tax Consultation. Participant understands that Participant may suffer adverse tax consequences as a result of Participant’s purchase or disposition of the Shares. Participant represents that Participant has consulted with any tax consultants Participant deems advisable in connection with the purchase or disposition of the Shares and that Participant is not relying on the Company for any tax advice.

6.                                      Restrictive Legends and Stop-Transfer Orders.

(a)                                 Legends. Participant understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR A PERIOD OF TIME FOLLOWING THE EFFECTIVE DATE OF THE UNDERWRITTEN PUBLIC OFFERING OF THE COMPANY’S SECURITIES SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF BY THE HOLDER PRIOR TO THE EXPIRATION OF SUCH PERIOD WITHOUT THE CONSENT OF THE COMPANY OR THE MANAGING UNDERWRITER.

(b)                                 Stop-Transfer Notices. Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)                                  Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Exercise Notice or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

7.                                      Successors and Assigns. The Company may assign any of its rights under this Exercise Notice to single or multiple assignees, and this Exercise Notice shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Exercise Notice shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

8.                                      Interpretation. Any dispute regarding the interpretation of this Exercise Notice shall be submitted by Participant or by the Company forthwith to the Administrator, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Administrator shall be final and binding on all parties.

9.                                      Governing Law: Severability. This Exercise Notice is governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Exercise Notice shall continue in full force and effect.

10.                               Entire Agreement. The Plan and Option Agreement are incorporated herein by reference. This Exercise Notice, the Plan, the Option Agreement and the Investment Representation Statement constitute the entire agreement of the parties with respect to the subject matter hereof and, except as otherwise expressly provided in another agreement to which Participant is a party, supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant.

Submitted by:	Accepted by:
PARTICIPANT	TINDER, INC.

Signature	By

Print Name	Print Name

Address:	Address:

Date Received

EXHIBIT B

INVESTMENT REPRESENTATION STATEMENT

PARTICIPANT	:

COMPANY	:	TINDER, INC.

SECURITY	:	COMMON STOCK

AMOUNT	:

DATE	:

In connection with the purchase of the above-listed Securities, the undersigned Participant represents to the Company the following:

(a)                                 Participant is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. Participant is acquiring these Securities for investment for Participant’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(b)                                 Participant acknowledges and understands that the Securities constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Participant’s investment intent as expressed herein. In this connection, Participant understands that, in the view of the Securities and Exchange Commission, the statutory basis for such exemption may be unavailable if Participant’s representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one (1) year or any other fixed period in the future. Participant further understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Participant further acknowledges and understands that the Company is under no obligation to register the Securities. Participant understands that the certificate evidencing the Securities shall be imprinted with any legend required under applicable state securities laws.

(c)                                  Participant is familiar with the provisions of Rule 701 and Rule 144, each promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of the grant of the Option to Participant, the exercise shall be exempt from registration under the Securities Act. In the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, ninety (90) days thereafter (or such longer period as any market stand-off agreement may require) the Securities exempt under Rule 701 may be resold, subject to the satisfaction of the applicable conditions specified by Rule 144, including in the case of affiliates (1) the availability of certain public information about the Company, (2) the amount of Securities being sold during any three (3) month period not exceeding specified limitations, (3) the resale being made in an unsolicited “broker’s transaction”, transactions directly with a “market maker” or “riskless principal transactions” (as those terms are defined under the Securities Exchange Act of 1934) and (4) the timely filing of a Form 144, if applicable.

In the event that the Company does not qualify under Rule 701 at the time of grant of the Option, then the Securities may be resold in certain limited circumstances subject to the provisions of Rule 144, which may require (i) the availability of current public information about the Company; (ii) the resale to occur more than a specified period after the purchase and full payment (within the meaning of Rule 144) for the Securities; and (iii) in the case of the sale of Securities by an affiliate, the satisfaction of the conditions set forth in sections (2), (3) and (4) of the paragraph immediately above.

(d)                                 Participant further understands that in the event all of the applicable requirements of Rule 701 or 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption shall be required; and that, notwithstanding the fact that Rules 144 and 701 are not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rules 144 or 701 shall have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk. Participant understands that no assurances can be given that any such other registration exemption shall be available in such event.

PARTICIPANT

Signature

Print Name

Date

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EXHIBIT C

SETTLEMENT PLAN

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TINDER, INC.

2014 EQUITY SETTLEMENT PLAN

(adopted by the Company and IAC as of July 28,2014)

Reference is hereby made to the Tinder, Inc. Restated 2014 Equity Incentive Plan (the “Stock Option Plan”) and the Stock Option Agreements that may be entered into in connection therewith. Capitalized terms used but not defined herein shall have the meanings given to them in the Stock Option Plan.

The purpose of this 2014 Equity Settlement Plan (the “Plan”) is to provide certain Service Providers who have been granted Options subject to the Stock Option Plan and designated for participation in this Plan by separate agreement (“Plan Beneficiaries”) with certain liquidity provisions relating to their Options.

The Company and IAC each agree as follows:

1.                                      Restrictions on Exercise of Options. Vested Options may be exercised by Plan Beneficiaries only in connection with the valuation and settlement events described herein that occur on or around (i) certain scheduled dates (a “Scheduled Put”) and (ii) certain dates selected by the Company in its discretion (a “Discretionary Put”, and together with the Scheduled Puts, the “Qualifying Puts”).

2.                                      Put Rights and Obligations.

(a)                                 Put Pates and Valuation. On or promptly following each of May 15, 2017, November 15, 2018, May 15, 2020 and May 15, 2021 (each date, as it may be changed pursuant to Section 3, a “Scheduled Put Date”), and on or promptly following such other date(s), if any, that the Company may choose in its discretion (each such date, a “Discretionary Put Date” and, together with the Scheduled Put Dates, the “Put Dates”), the Company shall determine the value of a Share as of such date (the “Put Price”) pursuant to the Qualifying Valuation Process described on Schedule A. The Company will use reasonable efforts to cause such Qualifying Valuation Process to have been completed on, or, if not practicable, as soon as possible following, the Put Date in question.

(b)                                 Notice of Put Price. Promptly following the determination of the applicable Put Price pursuant to Section 2(a), the Company shall deliver to all Plan Beneficiaries eligible to participate in the Qualifying Put written notice of the Put Price and supporting calculation(s) (the “Put Price Notice”). The Put Price Notice shall also include instructions for exercising any vested Options that such holders may choose to exercise. Scheduled Puts shall be available to all Plan Beneficiaries who hold vested Options, while the Company has the right to make Discretionary Puts available to some, but not all, such holders of Options at its discretion, except as provided in Section 6.  With respect to any particular Qualifying Put, “Holders” shall refer to Plan Beneficiaries eligible to participate in such Qualifying Put. Plan Beneficiaries shall be express third party beneficiaries of the rights conferred upon such Plan Beneficiaries and Holders hereunder.

(c)                                  Exercise of Options. Any vested Options held by a Holder shall be exercisable, in whole or in part, at a Holder’s election, during the ten (10) business day period (which may be extended to up to a total of twenty (20) business days to the extent necessary to comply with applicable law) commencing ten (10) business days after delivery of the Put Price Notice (the “Put Exercise Window”), by delivering to the Company written notice of a Holder’s decision to exercise (a “Put Exercise Notice”). Holders shall be obligated to exercise all vested Options in the last Scheduled Put, and shall be deemed to have delivered a Put Exercise Notice in connection therewith. In addition, in the event that following the settlement of Options pursuant to a Qualifying Put there would be less than 500,000 (as such number may be adjusted for any stock split, stock dividend, or similar transaction) Options, and underlying Shares that may be acquired upon exercise of Options, outstanding and held by parties eligible to participate in future Qualifying Puts, then a Holder’s Options shall, at IAC’s option, be deemed exercised pursuant to this Section 2(c) in such Qualifying Put.

(d)                                 Settlement. Not later than ten (10) days following receipt of the Put Exercise Notice:

(i)                                     In full settlement of each Option being exercised, a Holder shall be entitled to receive payment from the Company in an amount equal to the Option Spread (as defined below) applicable to such exercised Option, less any required tax withholdings (as provided in Section 9). For purposes hereof, the “Option Spread” with respect to an Option shall mean an amount equal to (x) the excess, if any, of the applicable Put Price over the exercise price of such Option multiplied by (y) the number of Shares underlying such Option.

(ii)                                  Any payment required by this Section 2(d) shall be made in Freely Tradable shares of common stock of IAC (valued at the closing sale price of such IAC common stock on the trading day immediately prior to the settlement date); provided, (A) that in lieu of delivery of any fractional IAC shares, Holder shall receive a cash payment; (B) if the common stock of IAC is not Freely Tradable, then any payment required by this Section 2(d) shall be made in cash; and (C) IAC may substitute shares of common stock of another parent entity of the Company as payment to the extent such shares are Freely Tradable. For purposes of this Section 2(d), “Freely Tradable” means that the shares are listed for trading on a U.S. national securities exchange, registered pursuant to an effective registration statement under the Securities Act and the class of stock to which the shares belong have a significant public float.

3.                                      Acceleration of Put Dates. Notwithstanding the provisions of Section 2(a), the first Scheduled Put Date may be accelerated following the completion of any fiscal quarter in which the Company has generated revenue of $25 million or more (determined in accordance with generally accepted accounting principles in the United States) from advertising, subscriptions, in-app purchases, licensing or data sales, in each case comprised of such revenue that the Company reasonably expects is of the type that will be recurring; provided, that an election to do so is made by the holder of the largest number of vested Options then outstanding, provided further that in no event shall the date of the first Scheduled Put Date be earlier than May 15, 2016.  In the event that the first

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Scheduled Put Date is earlier than May 15, 2017, then the date of each subsequent Scheduled Put Date will be accelerated by a number of days equal to the number of days by which the first Scheduled Put date was accelerated.

4.                                      Tolling of Put Obligations. If at any time the Company is pursuing, or commences pursuit of, a Public Offering (as defined below), then the Company and IAC shall have the right to suspend all of their respective obligations relating to a Qualifying Put (a “Public Offering Tolling”). In such event, and upon delivery of written notice by the Company to a Holder (the “Public Offering Tolling Notice”), all obligations of IAC and the Company under Section 2 of this Plan with respect to the Qualifying Put in question shall be tolled so long as the Company is actively pursuing such Public Offering in good faith (e.g., drafting a registration statement with bankers and lawyers, engaging with the SEC on comments, etc.), provided that all such rights and obligations in Section 2 of this Plan shall resume in the event such active pursuit ceases. Notwithstanding anything to the contrary, no Public Offering Tolling with respect to a particular Qualifying Put can exceed an elapsed amount of time of more than 12 months from the earlier of (i) the date of the Public Offering Tolling Notice or (ii) the Put Date relating to that Put (it being understood that that if the Company has not successfully completed a Public Offering by that 12-month mark, all obligations under Section 2 of this Plan shall be reinstated (notwithstanding the occurrence, if any, of an additional Put Date and any additional right that might otherwise exist to trigger a new Public Offering Tolling)). In addition, notwithstanding anything to the contrary, (x) in the event a Put Price with respect to a Put is determined, that Put Price shall be the Put Price for such Put (in the event that no Public Offering occurs), notwithstanding any Public Offering Tolling, and (y) no Public Offering Tolling shall suspend the respective obligations of the Company and IAC with regard to any Options for which a Put Exercise Notice has been delivered prior to delivery of the Public Offering Tolling Notice. For purposes hereof, a “Public Offering” shall mean a transaction or series of related transactions resulting in the common stock of the Company (or of such company resulting from such transactions or series of transactions) being publicly traded and registered under the Exchange Act (whether by underwritten public offering, spin off to shareholders or similar means).

5.                                      Option Exercise following a Termination of Employment. Upon termination of Holder’s service with the Company as a Service Provider for any reason, vested Options shall remain outstanding and shall be exercised by Holder in the next Qualifying Put, and settled in accordance with Section 2 of this Plan.

6.                                      IAC Acquisition. In connection with (i) a sale of all or substantially all of the assets of the Company to IAC or any of its affiliates, (ii) any merger, consolidation or acquisition of the Company with IAC or any of its affiliates, (iii) a license of all or substantially all of the assets of the Company to IAC or any of its affiliates (an “IAC Acquisition”), then the Company shall institute a Discretionary Put with respect to which all Plan Beneficiaries will be deemed Holders. All outstanding Options that are not exercised in such Discretionary Put (if such Discretionary Put is consummated prior to the IAC Acquisition) shall be converted into options in the successor entity, as permitted by and pursuant to the terms of the Stock Option Plan and the Stock Option Agreement applicable to such Options. The Put Price for the Discretionary Put shall still be determined with respect to the Company as a standalone entity as of a date in reasonable proximity of the date of the IAC Acquisition (which date shall constitute the Discretionary Put Date), and such Put Price shall be used to settle the converted Options that are sold in such Discretionary Put.  Notwithstanding the

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foregoing, if the IAC Acquisition does not result in any meaningful change in the assets owned or controlled by the Company (or its successor) and there is no meaningful change in the operating structure or integration of the business into any of IAC’s other businesses, no Discretionary Put shall be triggered and these arrangements shall remain unchanged.

7.                                      Notification of Intentions. If the Company deems that a Holder is a senior executive of the Company, then in connection with a Qualifying Valuation Process being undertaken pursuant to Section 2 of this Plan, the Company may request that such Holder provide, and such Holder shall provide by a date requested by the Company that is prior to completion of the Qualifying Valuation Process, written notice to the Company of the maximum number of Options that such Holder is willing to exercise in connection with the Put for which the Qualifying Valuation Process is being undertaken. The indication shall be binding on such Holder in terms of maximum amounts (i.e., such Holder shall not be permitted to exercise a greater number of Options in such Put).

8.                                      Transfer Restrictions. Plan Beneficiaries may not sell, transfer, pledge, assign or otherwise alienate or hypothecate any Options, except (a) in connection with a Qualifying Put as provided by Section 2 of this Plan and (b) by will or the laws of descent, or to a trust or trusts for the exclusive benefit of such Plan Beneficiary or Plan Beneficiary’s lineal descendants; provided that, in all cases, the transferee or other recipient executes a counterpart copy of the Stock Option Agreement and becomes bound thereby with respect to such Options.

9.                                      Taxes and Withholding. No later than the date as of which an amount in respect of any Option first becomes includible in Plan Beneficiary’s gross income for federal, state, local or foreign income or employment or other tax purposes, the Company shall withhold or otherwise deduct from such amount or any other payment of any kind otherwise due to Plan Beneficiary (either directly or indirectly through its agent), all federal, state, local and foreign taxes of any kind required by law to be withheld, and in the case of a required withholding of such taxes resulting from a Qualifying Put, the Company shall satisfy such withholding obligation by deducting the amount of such withholding obligation from the Option Spread. Notwithstanding the foregoing, the Company shall be entitled to hold the shares and/or cash issuable or payable to the Plan Beneficiary upon exercise of any Option until the Company or an agent on the Company’s behalf has received from the Plan Beneficiary a duly executed Form W-9 or W-8, as applicable, to the extent that backup withholding could be required in connection with such payment.

10.                               Termination of the Plan. This Plan, and the parties’ obligations hereunder, shall terminate upon the earlier to occur of (i) a Public Offering and (ii) such time as IAC, together with its affiliates, owns less than a majority of the outstanding equity of the Company (measured on a fully-diluted, as-converted-to-common-stock basis); provided, however, that the termination of this Plan pursuant to clause (ii) shall not terminate the Company’s and IAC’s obligations hereunder with respect to any Scheduled Put, the Scheduled Put Date for which has occurred prior to such termination (but for which settlement has not occurred pursuant to Section 2(d)).

11.                               Amendment and Waiver. This Plan may be amended by written agreement approved in writing by the Company, IAC and the Plan Beneficiary holding the largest number of Options subject to the Plan at such time (the “Largest Holder”). Any such amendment will be binding on

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all Holders. Any provision of this Plan may be waived but only if such waiver is in writing and is signed by the Person against whom the waiver is to be effective (it being understood that the Largest Holder may waive any provision of this Plan on behalf of all Plan Beneficiaries). No course of dealing and no failure or delay on the part of any Person in exercising any right, power or remedy conferred by this Plan will operate as a waiver thereof or otherwise prejudice such Person’s rights, powers or remedies. The failure of any Person to require the performance of a term or obligation under this Plan or the waiver by any Person of any breach hereunder will not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Plan will preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

12.                         Expenses. All expenses associated with a Qualifying Valuation Process shall be borne by the Company.

13.                         No Effect on Employment or Service. This Plan does not confer upon a Plan Beneficiary any right with respect to continued employment with the Company, nor will it interfere in any way with a Plan Beneficiary’s right, or the Company’s right, to terminate such employment at any time, with or without cause, to the extent permitted by applicable laws.

14.                         Notice. All notices, requests, demands and other communications hereunder must be in writing and will be deemed to have been given (a) when delivered personally, (b) the next business day if sent by a nationally-recognized overnight delivery service (unless the records of the delivery service indicate otherwise), or (c) three business days after deposit in the United States mail, certified and with proper postage prepaid, addressed as follows: (i) if to the Company, to 8899 Beverly Blvd., West Hollywood, CA 90048, Attn: Chief Executive Officer, with a copy to IAC, 555 West 18th Street, New York, NY 10011, Attn: General Counsel, (ii) if to IAC, to 555 West 18th Street, New York, NY 10011, Attn: General Counsel, or (iii) if to Plan Beneficiary, to the address indicated on a signature page to the Stock Option Agreement of their most recently granted Option. Any party or other recipient may from time to time change its contact information for purposes of this Plan by giving notice of such change as provided herein.

15.                         Section 409A of the Code. It is the intention of the Company and IAC that no Option shall be “deferred compensation” subject to Section 409A of the Internal Revenue Code (“Section 409A”), unless and to the extent that the board of directors of the Company specifically determines otherwise, and this Plan and the terms and conditions of all Options shall be interpreted accordingly. To the extent any Option, or any settlement or payment required hereunder, would be subject to Section 409A, then the Option will be settled or paid in a manner that would meet the requirements of Section 409A such that the payment or settlement will not be subject to additional tax or interest under Section 409A. The Administrator of the Stock Option Plan shall have the authority to make such modifications or adjustments to the Options or the terms of this Plan only to the extent necessary to effectuate the foregoing and in doing so, will endeavor to minimize any adverse economic impact to the Plan Beneficiaries to the maximum extent practicable.

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16.                         Governing Law. This Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to any conflict of laws provision that would require the application of the law of any other jurisdiction.

17.                         Successors and Assigns. In the event there is a successor to IAC as ultimate parent of the Company, then IAC shall be permitted to assign its obligations hereunder to such successor entity, and such successor entity shall assume IAC’s obligations under this Plan. In such event, references to IAC shall be deemed references to such assignor.

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Schedule A – Qualifying Valuation Process

The Company and IAC shall undertake the process described below (a “Qualifying Valuation Process”) at such times as are provided this Plan in order to determine the “Put Price” (as defined below) applicable to a liquidity opportunity available under this Plan.

1.              Selection of Qualified Banks

The Company will select one or two (as required by Section 4 of this Schedule A) nationally recognized financial firms (“Qualified Banks”). The Qualified Banks will each be retained by the Company to provide their independent determinations of the “Public Company Trading Price” (as defined below).

2.                Determinations of Public Company Trading Price

The “Public Company Trading Price” shall be a Qualified Bank’s best estimate of the price at which a Share would trade if the Shares were then trading in the United States on a major exchange, treating the Company as widely traded with a significant public float. In coming to such determination, the Qualified Bank(s) may consider such financial and/or non-financial factors as the investment bankers deem relevant to reflect how the Company would be valued in the US public trading markets. The valuation estimate will take into account, among other things the Qualified Bank(s) deem relevant, the net debt of the Company, and the number of shares, Options and other derivative securities outstanding and the exercise prices and vesting thereof. The valuation (A) will not take into account (1) any potential control premium that may be paid in an acquisition transaction, (2) lAC’s control of the Company, (3) the effect of any high or low vote stock, (4) any discount for lack of liquidity/marketability or (5) any Company 409A or similar fair market valuation analysis undertaken by or on behalf of the Company, and (B) will assume that the Company has ready access to capital at market rates and has appropriate infrastructure to operate as a public company (with the estimated reasonable cost of such infrastructure taken into account for purposes of such analysis).

The Company will grant each Qualified Bank prompt and generally equivalent access to such diligence information regarding the Company as the Qualified Bank(s) reasonably request (and shall make reasonable efforts to provide such information as any other Qualified Bank may have been provided) and ready and equivalent access to management of the Company to discuss such information and the Company’s business and prospects. Each Qualified Bank shall also provide in-person opportunities for each of IAC and management of the Company to discuss their perspectives of the Company’s business and prospects (notice shall be given to all relevant parties of such meetings with the others, and the Qualified Bank(s) shall endeavor to grant equitable access to all parties through such processes as they determine). The Qualified Bank(s) will each be asked to provide a preliminary summary overview of their valuation estimates and their analyses to the Company for review by the relevant parties at least 10 days prior to providing their final determination of Public Company Trading Price, and shall, if so requested, meet in person with IAC and Company management to discuss their preliminary determination prior to finalizing such determination.

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3.               Calculation of Put Price

After the final Public Company Trading Price has been determined by the Qualified Bank(s), the Put Price will be calculated. The “Put Price” will equal (i) the Public Company Trading Price if there is only one Qualified Bank, and (ii) the average of the two Public Company Trading Prices determined by the Qualified Banks if there are two Qualified Banks; provided, that in such event if the lower of the two Public Company Trading Prices is less than 2/3 of the higher of the two Public Company Trading Prices, then IAC may, at its election, initiate the Third Banker Process (described below), and the Put Price shall be calculated as described below.

If the Third Banker Process is initiated, the Company will use all reasonable efforts to obtain a Public Company Trading Price estimate from a third Qualified Bank within 45 days, and make reasonable efforts to provide the third Qualified Bank with access to the same information and parties as provided to the initial two Qualified Banks, as described under “Determinations of Public Company Trading Price “ above.

If the Third Banker Process is initiated, the Put Price will be calculated in the following manner:

Put Price = (A + B + C)/3

Where:

A = highest of the two closest Public Company Trading Prices determined by the three Qualified Banks (measured by the percentage the lower of two valuations represents of the higher);

B = lowest of the two closest Public Company Trading Prices determined by the three Qualified Banks (measured by the percentage the lower of two valuations represents of the higher); and

C = the third of the three Public Company Trading Prices determined by the three Qualified Banks, provided that if such third Public Company Trading Price is greater than 1.5 times A, C will be deemed to equal 1.5 times A, and if such amount is less than 0.5 times B, C will be deemed to equal 0.5B.

For example, if the first two Public Company Trading Prices are $24 and $10, then a third Qualified Bank may be selected (because $10 is less than 2/3 of $24). If the third valuation is $20, then the Put Price would be calculated as follows:

•                A = $24 (the highest of the two closest numbers)

•                B = $20 (the lowest of the two closest numbers)

•                C = $10 (the outlier number)

Put Price = ($24 + $20 +$10) / 3 = $18.

If the $10 valuation had instead been $7, the calculation would still be the same, because C cannot be less than 50% of B.

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4.                Number of Participating Qualified Banks

Scheduled Puts and Discretionary Puts triggered by an IAC Acquisition shall involve two Qualified Banks (with the possibility of a third, if the conditions are satisfied). Other Discretionary Puts may involve either one Qualified Bank or two Qualified Banks (with the possibility of a third), at the Company’s discretion.

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EXHIBIT D

RIGHTS IN CONNECTION WITH THIRD PARTY SALES

Beginning on November 1, 2014, the Company will keep Participant informed regarding potential equity financings of the Company. If Participant expresses an interest in potentially selling some of Participant’s equity in such financing (i.e., through the exercise of Options and the sale of underlying Shares), the Company will inform Participant on a timely basis of developments in such financing, and will make reasonable efforts to attempt to arrange for the sale of certain Shares of Participant in the context of the Company’s financing at the best possible price, provided the Company shall not have any obligation to include more parties in such financing or otherwise alter the manner in which it is conducting the financing. Participant will be required to cooperate and make decisions on the timetable of the financing, as it may evolve. Additionally, Participant may inform the Company of a desire to sell some of Participant’s equity independently of a financing of the Company, and the Company shall attempt to arrange a sale process with select investors mutually agreeable to the Company and Participant. Participant agrees to cooperate with the Company in conducting such process.

In no event shall the Company be required to make any alterations to Participant’s equity, or grant any additional rights or privileges to any purchaser of such equity, in connection with any such transaction. Any purchaser of Participant’s equity shall be required to enter into reasonable arrangements with the Company comparable to those of employees of the Company who hold equity subject to the Settlement Plan (but not to those of Participant or Justin Mateen), as may be reasonably required by the Company. The Company shall have the right to delay its attempts to arrange any such sale by up to three (3) months for any reason. The Companyshall not have any obligation to attempt to arrange more than two (2) of any such sale processes (or one (1) such sale process, together with a Company financing) during any twelve month period, or more than three (3) such sales processes in total pursuant to this Exhibit D.

In order to effectuate any such sale, Participant would immediately prior to such sale, exercise Options in the manner prescribed by Section 10(a)(ii) on the Agreement, and then sell the resulting Shares; provided that in no event shall the aggregate Option Spread for any such exercised Options, when taken together with the Option Spread for any Options previously exercised by Participant pursuant to this Exhibit D, exceed $15.0 million.

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EXHIBIT E

RIGHTS IN CONNECTION WITH A CO-SALE TRANSACTION

In connection with a Co-Sale Transaction, Participant shall have the following rights:

1.                                   Co-Sale Notice. The Company will promptly inform Participant if it engaged in substantive discussions relating to a Co-Sale Transaction. If Participant expresses an interest in selling some of Participant’s equity in such transaction (i.e., through the exercise of Options and the sale of underlying Shares), the Company will inform Participant on a timely basis of developments in such transaction, including (i) the identity of the proposed purchaser or purchasers (each, a “Co-Sale Investor”); (ii) the number of shares of Company capital stock and the class and/or series of capital stock proposed to be sold in such transaction by IAC; (iii) the proposed per share sale price for the shares of Company capital stock to be sold by IAC; (iv) the anticipated closing date of the Co-Sale Transaction and (v) a calculation of Participant’s Pro Rata Portion (as defined in Section 6 below). If the Co-Sale Transaction involves the sale by IAC or its Affiliates of capital stock of the Company other than Common Stock, then the Company shall also indicate the maximum number of shares of Common Stock of the Company, if any, that the Co-Sale Investors are willing to purchase in such Co-Sale Transaction (the “Common Cap”).

2.                                   Exercisability. Participant shall have the right to exercise vested Options by any means permitted under the Stock Option Plan and sell up to a number of Shares equal to Participant’s Pro Rata Portion in the Co-Sale Transaction; provided that, except as provided in Section 5, Participant will not be permitted to exercise vested Options, and sell a number of Shares, greater than the Common Cap. To exercise his rights hereunder, Participant must provide written notice to the Company and IAC indicating the number of vested Options he wishes to exercise (and the method of exercise) and/or the number of Shares he wishes to sell pursuant to this Exhibit E (subject to adjustment as provided in Section 3(b)).

3.                                   Price.

(a)                              If the Co-Sale Transaction involves the sale by IAC or its Affiliates of shares of Common Stock, then the per Share sale price to be received by Participant in the Co-Sale Transaction shall equal the price per share of Common Stock received by IAC or its Affiliates in such Co-Sale Transaction; provided, however, that if there was more than one transaction that caused the Co-Sale Transaction to occur, the per Share sale price shall mean the volume weighted average sale price or proposed sale price for all Shares of Common Stock sold or proposed to be sold in such transactions.

(b)                              If the Co-Sale Transaction does not involve the sale by IAC or its Affiliates of shares of Common Stock, then IAC will make reasonable efforts to attempt to arrange for the sale of Shares of Participant in the context of the Co-Sale Transaction at the best possible price, provided IAC shall not have any obligation to include more Co-Sale Investors in such transaction or otherwise alter the manner in which it is conducting the Co-Sale Transaction. Participant may elect to decrease or increase the number of Shares to be sold (up to the lower of (x) the Common Cap and (y) the Pro

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Rata Portion) upon learning the per Share sale price the IAC has been able to obtain pursuant to this paragraph (b).

4.                                  Closing; Consummation of the Co-Sale. The sale of the Shares by Participant in the Co-Sale Transaction shall occur concurrently with the closing of the initial closing of the Co-Sale Transaction.

5.                                  Backstop. In the event the Co-Sale Transaction results in the termination of the Settlement Plan pursuant to Section 10(ii) thereof, and Participant does not have the opportunity to sell his Pro Rata Portion in such transaction by virtue of the Common Cap, then IAC or one of its Affiliates will purchase from Participant (or arrange for the purchase from Participant of) that number of Shares equal to (x) Participant’s Pro Rata Portion less (y) the number of Shares, if any, sold by Participant in such Co-Sale Transaction. The price per Share payable to Participant shall equal the sale price of each share of capital stock sold by IAC in the Co-Sale Transaction (as appropriately adjusted if such shares are not convertible, directly or indirectly, into shares of Common Stock on a one-for-one basis); provided, however, that if there was more than one related transaction that caused the Co-Sale Transaction to occur, the per Share sale price shall mean the volume weighted average sale price or proposed sale price for all such shares sold or proposed to be sold in such transactions (as appropriately adjusted if such shares are not convertible, directly or indirectly, into shares of Common Stock on a one-for-one basis).

6.                                  Definition. For purposes of this Exhibit E, “Pro Rata Portion” means the product obtained by multiplying (x) a fraction, the numerator of which is (i) the number of Shares held by Participant and Participant’s permitted transferees and Shares issuable upon exercise of vested Options (assuming an exercise for cash) held by Participant and Participant’s permitted transferees, and the denominator of which is (ii) the sum of (A) the number of Shares held by Participant and Participant’s permitted transferees and Shares issuable upon exercise of vested Options (assuming an exercise for cash) held by Participant and Participant’s permitted transferees plus (B) the number of shares of Common Stock (including shares issuable conversion of Class B Common Stock and convertible preferred stock) held by IAC and its Affiliates plus (C) the number of shares of Common Stock (including shares issuable conversion of convertible preferred stock) held by third parties that have co-sale, tag-along or similar rights to participate in the Co-Sale Transaction, such fraction rounded to the nearest whole share, by (y) the number of shares of Common Stock into which the shares of capital stock to be sold in such Co-Sale Transaction are convertible, whether directly or indirectly.

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EXHIBIT F

NOTE TO THIS EXHIBIT F: THE COMPANY MAY IN ITS DISCRETION ELECT TO WAIVE OR STRIKE PARAGRAPH 3 OF THIS RELEASE PRIOR TO EXECUTION OF THIS AGREEMENT BY EMPLOYEE AND THE COMPANY.

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made by and between Sean Rad (“Employee”) and Tinder, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee has been a service provider to the Company;

WHEREAS, Employee is (x) party to a Funding and Governance Agreement, dated as of July 28, 2014, by and among Employee, the Company and IAC, and a Restated Stock Option Agreement, dated July 28, 2014, pursuant to which Employee received Options under the Tinder, Inc. 2014 Restated Equity Incentive Plan; and (y) a beneficiary of the Tinder, Inc. 2014 Equity Settlement Plan;

NOW, THEREFORE, for good and valuable consideration of the mutual promises made herein and in the aforementioned agreements (some of which are conditioned on the Employee’s execution and delivery of this Agreement), the Company and Employee hereby agree as follows:

COVENANTS

1.   Release of Claims. Employee agrees to release, and hereby releases, any and all claims and causes of action, of every kind and nature, whether known or unknown, arising against the Company, Match.com Inc. (“Match”), IAC/InterActiveCorp (“IAC”) and any of their respective directors, officers, current and former employees, affiliates and representatives, in their representative capacities (collectively the “Releasees”) for, upon or by reason of any matter, cause or thing arising from the beginning of the world to the date of execution of this Agreement, including, but not limited to, the following: (a) claims arising under the federal or any state constitution; (b) claims arising under any federal or any state statute, including the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act and the California Labor Code; (c) claims arising under federal, state or local laws prohibiting discrimination in employment; (d) claims for wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress; (e) any claim for attorneys’ fees and costs; and (f) any and all other claims arising from Employee’s employment relationship with the Company or the termination of that relationship. Employee agrees that he will not file any legal action asserting any such claims. Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to: (i) any obligations incurred under this Agreement; (ii) claims that cannot be released as a

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matter of law; (iii) claims for wages, vacation/paid time off, or reimbursable expenses earned or due to Employee; and (iv) claims arising out of or relating to Employee’s right to purchase, or actual purchase of, shares of stock of the Company or any rights under the Stock Option Plan, Stock Option Agreement, Settlement Agreement, or Funding and Governance Agreement.

2.             California Civil Code Section 1542. Employee acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

3.             Mutual Non-disparagement. Employee, on the one hand, and the Company, Match and IAC, including all spokespersons, directors and officers of the foregoing, on the other hand, each agree to agree to refrain from any public disparagement of the other party, except as may be required in a judicial or other governmental proceeding.

4.             Employee Non-solicitation. Employee agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement Employee shall not solicit any of the Company’s employees to leave their employment at the Company; provided, however, that nothing in this Section will prevent Employee from (i) publishing a general solicitation of employment, or (ii) retaining a recruitment firm to make a general solicitation of employment so long as Employee has directed such recruitment firm not to target Company employees.

5.             Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions.

6.             Effective Date. This Agreement will become effective on the date it was signed by both Parties, (the “Effective Date”).

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

SEAN RAD, an individual

Dated:
Sean Rad

TINDER, INC.

Dated:	By

Officer Name (Print)

Officer Title

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